Exhibit 107

Calculation of Filing Fee Tables
S-1
(form Type)

SolarWindow Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter

Table 1: Newly Registered and Carry Forward Securities

Security Type	Securite Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)(2)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Equity	Common Stock	457(o)	1,180,000	$ 1.95	$ 2,301,000	$ 0.00015310	$ 352.28

Total Offering Amounts					$ 2,301,000		$ 352
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$ 352.28

(1)	Includes 1,180,000 shares of common stock underlying stock options with a weighted average exercise price of $1.95 per share, and is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional Ordinary Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum offering price.